EXHIBIT 25

TO GREAT WESTERN STOCKHOLDERS:

                      CHECK IT OUT . . . [CHECKMARK]

GREAT WESTERN/WASHINGTON MUTUAL -- THE SUPERIOR COMBINATION IN EVERY WAY

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H. F. AHMANSON                                              WASHINGTON MUTUAL
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               [Graphic:  Box]     STOCKHOLDER RETURN(1)          [Graphic:  Box with checkmark]
o  Ahmanson's total                                        o  Washington Mutual has a superior
stockholder return in the                                  record of financial performance and
1990s has been only 165%.                                  of delivering value. Its cumulative
                                                           TOTAL RETURN TO STOCKHOLDERS IN THE
                                                           1990S HAS BEEN OVER 600% -- more than
                                                           3 1/2 times that of Ahmanson.
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               [Graphic:  Box]     DIVIDEND HISTORY               [Graphic:  Box with checkmark]
o  Ahmanson has not increased                              o  Washington Mutual has increased
its dividend since 1987.                                   its dividend over the past seven
                                                           consecutive quarters and every year
                                                           since 1990. DURING THE PAST FIVE
                                                           YEARS, WASHINGTON MUTUAL HAS
                                                           INCREASED ITS DIVIDENDS AN AVERAGE
                                                           OF 29% PER YEAR.(2)
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               [Graphic:  Box]     CAPITAL STRENGTH               [Graphic:  Box with checkmark]
o  At December 31, 1996,           Tangible common         o  At December 31, 1996, Washington
Ahmanson's 3.31% consolidated      equity ratio (the       Mutual had a ratio of tangible common
tangible common equity ratio       higher the better)      equity to tangible assets of 4.83%--A
was one of the lowest among                                STRONGER CAPITAL POSITION--that will
major savings and loan holding                             allow Washington Mutual to take
companies.                                                 advantage of future growth
                                                           opportunities.  Washington Mutual's
o  Ahmanson's $3.2 billion                                 financial strategy is predicated on
planned share repurchases plus                             capital retention and growth.
common stock dividends from
the beginning of the fourth
quarter of 1997 through 1999
total nearly 180% of
cumulative net income to
common stock during the same
period.(3)  As a result,
Ahmanson's pro forma capital
position would continue to be
weak.
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               [Graphic:  Box]     INTEGRATION RISK               [Graphic:  Box with checkmark]
o  An Ahmanson/Great Western                               o  Washington Mutual shares common
combination would mean a                                   information systems with Great
difficult and time consuming                               Western, which should greatly
integration process.  Ahmanson                             facilitate the integration of the two
uses an information system                                 companies' operations and the
which is outdated, and not                                 achievement of cost savings and
compatible with Great                                      operating efficiencies at a minimal
Western's.  This could                                     cost and on a timely basis.
increase the difficulty and
cost of implementing the
technology conversion in a
reasonable time.
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               [Graphic:  Box]     TRACK RECORD                   [Graphic:  Box with checkmark]
o  Ahmanson's current                                      o  Washington Mutual's management has
management team, many members                              a proven record of achieving cost
of which have been hired by                                savings, operating efficiencies and
Ahmanson only within the past                              revenue enhancements in connection
several years, has limited its                             with the integration of acquired
focus to branch acquisitions                               companies.  Washington Mutual's
and divestitures.                                          current management team has
                                                           consummated more than 20
                                                           acquisitions, including both
                                                           in-market and out-of-market
                                                           acquisitions of banks and thrifts
                                                           of varying size.
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               [Graphic:  Box]     TIMING                         [Graphic:  Box with checkmark]
o  By asking the Court to                                  o  Washington Mutual and Great
artificially delay the vote on                             Western have a definitive merger
the Washington Mutual merger                               agreement.  With stockholders voting
until six weeks after the vote                             on June 13 and regulatory approvals
at the June 13 Annual Meeting                              expected by late June or early July,
is certified, Ahmanson is                                  THE MERGER COULD CLOSE LESS THAN 2
effectively seeking to delay                               MONTHS FROM NOW.
your opportunity to vote on
the merger until late summer,
and maybe until after Labor
Day.
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1 Source: Bloomberg Financial Markets. Total stockholder return assumes reinvestment of dividends. Applicable period is through March 31, 1997.

2     For the period December 31, 1991 through December 31, 1996.

3 Calculated by Great Western, based on data publicly disclosed by Ahmanson on March 25, 1997.




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May 23, 1997

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